Exhibit  99.1
                                                                -------------

                       NEWS RELEASE FOR IMMEDIATE RELEASE
                          For More Information Contact:
     Terry J. Logan, Ph.D., N-Viro International Corp., tlogan@nviro.com
                               (419) 535-6374

                        N-Viro Announces Rights Offering

Toledo,  Ohio,  March  22, 2004 -N-Viro International Corp. (OTC Bulletin Board:
NVIC:OB) announced today that its Board of Directors has approved a Rights Offering for the beneficial owners of its Common Stock. The Company will issue one Right to purchase one share of Common Stock, for each ten shares of stock beneficially owned. The Rights, which are being issued without registration, will be non-transferable and exercisable only by the beneficial owners in whose names they are issued.

Phil Levin, Chairman of N-Viro's Board of Directors said, "In view of the recent private placement of Common Stock and the conversion of certain debt to Common Stock, the Board wanted to give an opportunity to our existing beneficial owners to maintain, generally, their percentage of ownership if they elect to do so. We will be filing a registration statement for the Common Stock to be issued upon exercise of the Rights (which will not be exercisable until the Registration Statement is effective) and the exercise price will be set at the time of effectiveness. Any proceeds received would be used to further improve the balance sheet, and to implement new marketing tools and expand research and development."

N-Viro International Corporation develops and licenses its technology to municipalities and private companies. N-Viro's patented processes use lime and/or mineral-rich, combustion byproducts to treat, pasteurize, immobilize and convert wastewater sludge and other bio-organic wastes into biomineral agricultural and soil-enrichment products with real market value. More information about N-Viro International can be obtained by contacting the office or on the Internet at www.nviro.com or by e-mail inquiry to info@nviro.com.

The Company cautions that words used in this document such as "expects," "anticipates," "believes" and "may," as well as similar words and expressions used herein, identify and refer to statements describing events that may or may not occur in the future. These forward-looking statements and the matters to which they refer are subject to considerable uncertainty that may cause actual results to be materially different from those described herein. For example, while the Company believes that trends in sludge treatment are moving in favor of the Company's technology, such trends may not continue or may never result in increased sales or profits to the Company because of the availability of competing processes.

                                    -  30  -